United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 31, 2006

SHUFFLE MASTER, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-20820	41-1448495
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation or Organization)

1106 Palms Airport Drive
Las Vegas, Nevada		89119-3720
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 31, 2006, Shuffle Master, Inc. (NASDAQ National Market: SHFL) (either the “Company,” “we” or “our”) and IGT (NYSE: IGT) (“IGT”) entered into the First Amendment (the “First Amendment”), amending: i) the agreement dated as of April 28, 2006 (the “April Agreement”), and ii) the agreement dated as of June 13, 2005 (the “Patent Purchase Agreement”).

Under the terms of the First Amendment, we have agreed to sell IGT our remaining 50% ownership in U.S. patent numbers 5,735,742 and 5,651,548, which we originally acquired from Enpat Inc. in December, 2004, and which relate to the use of Radio Frequency Identification (“RFID”) at gaming tables and throughout a casino (the “ENPAT Patents”). In consideration for acquiring our remaining interest in the ENPAT Patents, IGT has agreed to pay the Company a non-refundable cash payment of $4.5 million, as an advance discounted amount of the $4.875 million potentially due to us in June, 2007, under the Patent Purchase Agreement, as well as applying the $3.0 million previously paid under the April Agreement to the purchase of our 50% interest. The Patent Purchase Agreement included total initial consideration of $10.5 million of which approximately $1.5 million related to the reimbursement of certain legal fees and the remaining $9 million was for the purchase of a 50% interest in the Enpat Patents, as well as a 50% interest in the Shubert and Fishbine patents, which patents relate to optical bet recognition and chip tracking at gaming tables. Accordingly, total consideration to be received related to the sale of 100% of our interest in the ENPAT Patents is comprised of approximately $9 million paid under the Patent Purchase Agreement, $3.0 million paid under the April Agreement and $4.5 million (to be paid within 10 days) under the First Amendment, for total consideration in excess of $16 million. The First Amendment also grants the Company the right to 17.5% of any future gross royalties in excess of $17.4 million which IGT earns subsequent to the signing of the First Amendment.

The First Amendment Agreement is included herein as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1              First Amendment Agreement, dated July 31, 2006, among Shuffle Master, Inc. and IGT.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date:	August 4, 2006

/s/ Mark L. Yoseloff
Mark L. Yoseloff
Chairman of the Board and Chief Executive Officer